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                                                                   Exhibit 10.41

           RETENTION AND MODIFICATION OF AT WILL EMPLOYMENT AGREEMENT

THIS RETENTION AND MODIFICATION OF AT WILL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of February, 1999, by and between NATIONAL INFORMATION GROUP, a California corporation (the "Company"), and GERRY GAUER, an individual (the "Employee").

                                    Recitals

A. The Employee is an at will employee of the Company pursuant to that certain letter agreement dated as of July 1, 1996, together with any and all amendments (the "Current At Will Employment Agreement"), between the Employee and National Information Group ("NAIG").

B. On or about November 18, 1998, NAIG entered into that certain Agreement and Plan of Merger by and among The First American Financial Corporation ("First American"), Pea Soup Acquisition, Inc., a wholly owned affiliate of First American ("Pea Soup"), and NAIG (the "Agreement of Merger"), pursuant to which NAIG will be merged with and into Pea Soup and the Company will become an indirect subsidiary of First American (the "Merger").

C. The Merger is subject to certain conditions precedent, including, without limitation, regulatory approvals and approval of the shareholders of NAIG. For purposes of this Agreement, the date on which the Merger shall occur and become effective shall be referred to as the "Effective Date of the Merger".

D. The Company and First American desire to provide an incentive to Employee in order to keep the services of Employee available to the Company during the pendency of the Merger and thereafter, in each case subject to the terms and conditions of this Agreement.

                                    Agreement

NOW, THEREFORE, the Company and the Employee agree as follows:

1. CURRENT AT WILL EMPLOYMENT AGREEMENT. The Current At Will Employment Agreement continues in full force and effect except as modified by this Agreement.


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2.      TERM.

        2.1 Section 4 of the Current At Will Employment Agreement (regarding at will employment) is deleted in its entirety and replaced with the agreement set forth in Paragraph 2.2 below.

        2.2 Employee shall be employed by the Company for fifteen (15) months, commencing as of January 1, 1999 and ending on March 31, 2000 (the "Initial Term"), unless sooner terminated in accordance with the provisions of this Agreement, including without limitation, Paragraph 4 of this Agreement. Upon expiration of the Initial Term, the provisions of Section 4 of the Current At Will Employment Agreement in effect immediately before the execution of this Agreement shall once again govern and Employee's employment shall continue on an "at will" basis in accordance with the provisions of the Current At Will Employment Agreement. Notwithstanding Employee's at will employment status at the expiration of the Initial Term, the Company agrees that it will provide Employee four (4) months notice prior to terminating Employee unless such termination is for Cause as set forth in Paragraph 4 of this Agreement. If Employee is terminated other than for Cause, then Employee shall for the Initial Term continue to be treated as an employee of the Company for all purposes including, payment of salary and benefits and the vesting of any stock options granted to Employee, but excluding the accrual of any bonus pursuant to Section
3.3.3. Notwithstanding the foregoing sentence, during any such termination period, Employee shall not have or exercise any of the powers or authority granted to employees and/or officers by the Company and/or by its subsidiaries and/or by law or regulation.

        2.3 During the Initial Term, unless sooner terminated in accordance with the provisions of this Agreement, including without limitation, Paragraph 4 of this Agreement, and unless the Employee is promoted to a higher office, Employee's title shall be Executive Vice President and General Manager of Pinnacle Management Solutions Insurance Services, and Employee shall not be assigned to any duties that materially diminish such position, duties, responsibilities or status.

3.      COMPENSATION.

        3.1. Base Salary. The bi-weekly salary currently in effect for Employee shall continue to be paid during the Initial Term in accordance with the payroll practices and procedures of the Company; provided, however, the Company may, at the option of the Company, increase the bi-weekly salary of the Employee during the Initial Term.


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        3.2. Retention and Non-Competition Payment. Subject to the terms, covenants, agreements, and conditions set forth below, Employee shall be entitled to a retention and non-competition payment in the aggregate amount of $100,000 less any applicable withholdings, taxes as required by law and/or regulation and deductions authorized by Employee or required by law and/or regulation(the "Retention Payment"), payable as follows:

               3.2.1 The Company shall pay to Employee an amount equal to twenty percent of the Retention Payment upon execution of this Agreement; provided, however, such amount shall not be paid prior to January 1, 1999 and shall be paid with Employee's first regular pay check in January 1999.

               3.2.2 In the event that (i) Employee remains employed by the Company on a full-time basis until the expiration of this Agreement or Employee has been terminated by the Company without Cause, regardless of whether the Merger is successfully consummated, the Company shall pay to Employee an amount equal to eighty percent of the Retention Payment upon the expiration of the Initial Term.

               3.2.3 If Employee (i) resigns, retires, goes on leave, or is terminated for Cause before the expiration of the Initial Term, the eighty percent payment referred to herein will not be earned or paid.

               3.2.3 In the event Employees dies during the Initial Term while he is employed by the Company, the Company will pay to his estate an amount equal to eighty percent of the Retention Payment. Employee will not, however, be entitled to any remaining payments that would have otherwise be paid to him under Paragraph 2.1 or any other provision of this Agreement, except for any fully earned but unpaid bonus.

        3.3 Bonus. In addition to Base Salary, but subject to the terms, covenants, agreements and conditions set forth below, Employee shall be entitled to a bonus as follows:

               3.3.1 Employee shall be paid a guaranteed bonus for the calendar year 1999 of One Hundred Thousand Dollars ($100,000) payable with the first pay check paid to Employee by the Company in January 2000. This guaranteed bonus shall not be prepaid by the Company. If Employee resigns, retires, goes on leave, or is terminated for Cause before December 31, 1999, the foregoing guaranteed bonus will not be earned or paid.


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               3.3.2 In addition to the guaranteed bonus set forth in Section
3.3.1, if the Merger is successfully consummated such that NAIG is merged with and into Pea Soup, the Company shall pay to Employee an additional bonus of Twenty Five Thousand Dollars ($25,000) payable with the first pay check paid to Employee by the Company in January 2000. This additional bonus shall not be prepaid by the Company. If Employee resigns, retires, goes on leave, or is terminated for Cause before December 31, 1999, the foregoing additional bonus will not be earned or paid.

               3.3.3 Employee shall be paid a bonus for the year 2000 and for each subsequent year thereafter as determined below; provided, however, if Employee has resigned, retired, gone on leave, or been terminated with or without Cause before the end of any such year no such bonus shall be earned or paid for such year. The amount of such bonus shall equal five percent (5%) of the combined net income (the "Combined Net Income") of Great Pacific Insurance Company, a California corporation ("GPIC"), and Pinnacle Management Solutions Insurance Services, a California corporation ("PMSIS"), on a combined basis as follows: Combined Net Income shall be determined using the following criteria:
The net income of GPIC shall be deemed to be the net underwriting profit of the lender placed and REO fire and flood insurance business of GPIC, as determined pursuant to statutory accounting procedures or practices prescribed or permitted by the Insurance Commissioner of the State of California, the Department of Insurance of the State of California and insurance departments of other states and Washington, D.C. or any applicable insurance commission or other governmental entity having such authority over GPIC, and as such net underwriting profit is reported by GPIC to the California Department of Insurance on a statutory basis in its written annual "Convention Statement" as filed with the California Department of Insurance. The net income of GPIC shall be increased or decreased by the net profit or net loss, respectively, of PMSIS determined pursuant to generally accepted accounting principles, consistently applied. From any amount so determined an amount shall be subtracted equal to the amount of corporate overhead charged by the Company (or its parent or successor, as the case may be)to GPIC and PMSIS; provided, however, for the purposes of such determination of Combined Net Income such corporate overhead shall not exceed four percent (4%) of net earned premium of GPIC for the applicable period and four percent (4%) of the fee income of PMSIS for the applicable period. Such bonus as determined above shall be paid annually as soon as practicable after the Combined Net Income is determined by the Company.


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               3.3.4 For the year 2000 only, in addition to the bonus set forth in Section 3.3.3, if the Merger is successfully consummated such that NAIG is merged with and into Pea Soup, the Company shall pay to Employee an additional bonus of Twenty Five Thousand Dollars ($25,000) payable with the first pay check paid to Employee by the Company in January 2001. This additional bonus shall not be prepaid by the Company. If Employee resigns, retires, goes on leave, or is terminated for Cause before December 31, 2000, the foregoing additional bonus will not be earned or paid.

        3.4 Vacation. Section 6 of the Current At Will Employment Agreement is amended to provide that effective with the commencement of the Initial Term and for each Working Year thereafter, subject to the terms and conditions set forth in the Policies and Procedures (as defined in the Current At Will Employment Agreement), Employee's vacation time will accrue 0.0577 of a vacation day for each full working day worked at the Companies (as defined in the Current At Will Employment Agreement) during each Working Year (as defined in the Current At Will Employment Agreement)(15 days of Vacation Time for each Working Year).

4. TERMINATION FOR CAUSE. For purposes of this Agreement, "Cause" shall mean:

        4.1 The failure of the Employee to discharge or perform his duties and obligations under this Agreement with due diligence and care;

        4.2 The refusal of the Employee to implement or adhere to written policies, procedures, practices or directives of the Board of Directors of the Company and/or of First American as the case may be, or the Chairman or Chief Executive Officer of Pinnacle Management Solutions Insurance Services or of Great Pacific Insurance Company;

        4.3 Conduct which is in violation of Employee's common law duty of loyalty to the Company;

        4.4 Fraudulent conduct in connection with the business affairs of Employer, regardless of whether said conduct is designed to defraud the Company or others,

        4.5 Conduct which is in violation of any provision of this Agreement, or

        4.6 Conviction of a felony.


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5.      OTHER BENEFITS. So long as Employee is employed, he shall be entitled to the same Company-provided benefits provided by the Company for its employees in accordance with the Current At Will Employment Agreement and the Personnel
Policy and Practice Manual of NAIG and its subsidiaries or, after the Effective Date of the Merger, at the election of the Company, the policies and procedures applicable to First American and its subsidiaries (the "Company's Personnel Practices and Policy Manual").

6       COVENANTS.

        6.1 Confidentiality; Trade Secrets. Employee acknowledges and agrees that he continues to be bound by the terms of the Proprietary Information Agreement executed by Employee concurrently with the execution of the Current At Will Employment Agreement, and that such agreement continues in full force and effect.

        6.2 [Intentionally Left Blank]

        6.3 Remedies for Breach of Certain Covenants. The covenants and agreements set forth in Paragraph 6 of this Agreement shall continue to be binding upon Employee, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants and agreements shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and Employee. The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants and agreements. It is expressly agreed that the remedy at law for the breach of the covenants and agreements in Paragraph 6 are inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

7. SEPARATE AND SEVERABLE. Each term, clause, condition, covenant, agreement, and provision of this Agreement is separate and independent, and should any term, clause or provision of this Agreement be found to be invalid, the validity of the remaining terms, clauses and provisions shall not be affected.

8. WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING. No waiver or modification of this Agreement shall be valid unless in writing and executive by duly authorized officers of the Company and Employee. Oral agreements are not binding on the parties.


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9.      GOVERNING LAW. This Agreement and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of American and the State of California and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in San Mateo County, California.

10. ARBITRATION OF DISPUTES. Except as provided in Paragraph 6, any dispute or controversy arising from or relating to this Agreement, or from any other aspect of Employee's employment or the termination thereof, shall be decided by arbitration in South San Francisco or any other city in San Mateo County, California, in accordance with the rules and regulations of the American Arbitration Association.

11. ATTORNEYS' FEES. The prevailing party in any dispute with respect to this Agreement and/or Employee's employment and/or termination shall be entitled to all reasonable costs and attorneys' fees.

12. RELIANCE; INTERPRETATION. The parties hereto represent and acknowledge that in executing this Agreement they do no rely and have not relied upon any representation or statement made by any of the other parties or by any of the other parties' agents, attorneys and representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement shall be construed as if each party hereto was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. The captions to this Agreement and its paragraphs, subparagraphs are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any paragraph or subparagraph.

13. COMPANY PERSONNEL POLICIES AND PRACTICE MANUAL AND RELATIONSHIP TO THIS AGREEMENT. Notwithstanding anything to the contrary herein, Employee's employment shall continue to be governed by the Company's Personnel Policies and Practice Manual. In the event any provision in the Company's Personnel Policies and Practice Manual is inconsistent with this Agreement, the provisions of this Agreement shall prevail over any inconsistent provision of the Company's Personnel Policies and Practice Manual.


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14.     MISCELLANEOUS.

        14.1. Assignment. This Agreement shall be assigned to any purchaser of substantially all of the Company's assets or stock, but shall not be assigned upon the purchase of all or substantially all of the assets or stock of any subsidiary. The sale of the Company's assets or its stock, or one or more of the Company's subsidiaries' assets or their stock or the sale of less than substantially all of their assets shall not comprise a termination of employment under this Agreement. This Agreement shall not otherwise be assigned without the prior written consent of both parties.

        14.2. Entire Agreement. This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, and supersedes and replaces that certain Retention and Modification of At Will Employment Agreement dated January 7, 1999 by and between the parties and such agreement shall for all purposes be deemed null and void. Employee acknowledges that he has received the payment referenced in Section 3.2.1 of this Agreement. The parties agree that (i) there shall be no oral agreements between the parties, whether or not allegedly entered into prior, during or subsequent to the term of this Agreement, and (ii) in order for any agreement to be effective between the parties, whether contemporaneous with or subsequent to the execution date of this Agreement, it shall be set forth in writing and executed by a duly authorized officer of the Company and Employee.

        14.3. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of or an acquiescence in or to such provision.

        14.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.5. No Inconsistent Obligations. Employee represents that he is not aware of any obligations, legal or otherwise, inconsistent with the terms of this Agreement or his undertakings under this Agreement.

        14.6. Notices. All communications required or permitted to be made under this Agreement shall be in writing and either shall be delivered personally or sent by receipted private mail courier or United States Postal Service certified or registered mail, postage prepaid and return receipt requested, to the


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address or addresses set forth below, or to such other address or addresses as a party may notify another party pursuant to this Paragraph . Any such communication shall be deemed to be properly given (i) if delivered personally or by courier, upon written acknowledgment of receipt after delivery to the address specified; (ii) if posted, the earlier of the actual date of delivery, as set forth in the return receipt, or three (3) days from the date posted pursuant to the foregoing. The address for each party is as follows:

        To the Company:

               National Information Group
               395 Oyster Point Boulevard, Suite 500
               South San Francisco, CA  94080-1933

               Attention:  Robert P. Barbarowicz

        To Employee:

               Gerry Gauer
               153 Fox Sparrow Lane
               Brisbane, CA 94005


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agree to enter into and be bound by the provisions thereof, as of the date first written above.

                                  NATIONAL INFORMATION GROUP



                                  By: /s/ Mark A. Speizer
                                     -------------------------------
                                     Mark A. Speizer
                                     Chairman of the Board and
                                     Chief Executive Officer



                                     /s/ Gerry Gauer
                                  ----------------------------------
                                  Gerry Gauer

ACKNOWLEDGED AND AGREED TO:

THE FIRST AMERICAN FINANCIAL CORPORATION

By:     ____________________
Its:    ____________________


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